KELLWOOD COMPANY COMPLETES

$400 MILLION CREDIT FACILITY

St. Louis, MO, April 13, 2006 – Kellwood Company announced the completion of a $400 million five-year Asset Based Lending credit facility. This new facility, along with $433 million of cash and cash equivalents as of January 31, provide ample liquidity and financial flexibility to meet the operating, strategic, and corporate development needs of the Company for the foreseeable future. Available funds will be used as a source of working capital, for general corporate purposes and to fund acquisitions.

Banc of America Securities LLC and J.P. Morgan Securities Inc. are Joint Lead Arrangers and Joint Book Managers. Banks participating in the new credit facility include Bank of America, N.A., as administrative agent, JPMorgan Chase Bank and Wachovia, as co-syndication agents. The Bank of Nova Scotia and SunTrust are co-documentation agents. Bank of New York, First Bank, Fifth Third, HSBC, U.S. Bank, and UMB St. Louis are also participating in the new facility.

In connection with the closing of the new facility, the Company has terminated its Credit Facility dated October 20, 2004. As a result of the termination of the 2004 Credit Facility and its related subsidiary guarantees, the subsidiary guarantees of the Company’s 1997 and 1999 debentures and the 2004 convertible debentures automatically terminate. With the establishment of this secured Credit Facility, the $50 million Asian credit facility established in December 2005 may become secured by the accounts receivable and inventory of the Asian operations.

In addition, the Company has updated the schedules on the Company’s website to provide sales by business segment for ongoing operations for each quarter of fiscal 2005 and 2004.

Kellwood Company (NYSE: KWD) is a $2.0 billion marketer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.

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FINANCIAL CONTACT:

Roger D. Joseph, VP Treasurer & IR, Kellwood Co., 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com.

W. Lee Capps III, Chief Operating Officer & CFO, Kellwood Co., 314.576.3486, Fax 314.576.3439 or wlc@kellwood.com.

MEDIA CONTACT:

Donna Weaver, VP Corp. Comm., Kellwood Co., 212.329.8072, Fax 212.329.8073 or donna.weaver@kellwood.com.